     As filed with the Securities and Exchange Commission on June 6, 1996

                                                      Registration No. 333-2054
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ESSEX PROPERTY TRUST, INC.
             (Exact Name of Registrant as specified in its charter)
                                    MARYLAND
         (State or Other Jurisdiction of Incorporation or Organization)
                                   77-0369576
                      (I.R.S. Employer Indemnification No.)

                              777 California Avenue
                           Palo Alto, California 94304
                                 (415) 494-3700

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                            of Registrant's Principal
                               Executive Offices)

                                Keith R. Guericke
                      President and Chief Executive Officer
                              777 California Avenue
                           Palo Alto, California 94304
                                 (415) 494-3700

    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent for Service)

                                   COPIES TO:
                            William D. Sherman, Esq.
                            Stephen J. Schrader, Esq.
                             Justin L. Bastian, Esq.
                             Morrison & Foerster LLP
                               755 Page Mill Road
                           Palo Alto, California 94304
                                 (415) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES
ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------

                                EXPLANATORY NOTE

        This Amendment No. 4 is being filed for the sole purpose of filing an updated opinion of counsel (Exhibit 8.2). No other changes have been made to the Prospectus portion of the Registration Statement since the filing of Amendment No. 3.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.

        Securities Act Registration Fee...........................             $ 34,483
        Printing fees.............................................               50,000
        Legal fees and expenses...................................               75,000
        Accounting fees and expenses..............................               20,000
        Blue sky fees and expenses................................               15,000
        Miscellaneous expenses....................................                5,517
                                                                               --------
               Total..............................................             $200,000
                                                                               ========

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the MGCL.

        The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and advance or expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceedings to which he is made a party by reason of his service in that capacity.

        The Company has entered into indemnification agreements with each of the directors and executive officers of the Company to provide them with indemnification to the full extent permitted by the Charter and Bylaws of the Company.

        The Company maintains an insurance policy which provides liability coverage for directors and officers of the Company.



ITEM 16.       EXHIBITS
        3.1    -     Articles of Amendment and Restatement of Essex Property Trust, Inc.,
                     dated June 22, 1995 (incorporated by reference to Exhibit 3.1 to Essex
                     Property Trust, Inc.'s Quarterly Report on Form 10-Q for the quarter ending June 30, 1995

        3.2    -     Bylaws of Essex Property Trust, Inc. (incorporated by reference to
                     Exhibit 3.2 to Essex Property Trust, Inc.'s Registration Statement on
                     Form S-11 (File No. 33-76578))

        4.1*   -     Form of Certificate of Articles Supplementary for additional series of
                     Preferred Stock or for other classes or series of Essex Property Trust,
                     Inc.'s capital stock

        4.2*   -     Form of Warrant Agreement

        4.3*   -     Form of Deposit Agreement

        5.1**  -     Opinion of Morrison & Foerster LLP

        8.1**  -     Opinion of Morrison & Foerster LLP relating to certain tax matters

        8.2    -     Opinion of Morrison & Foerster LLP relating to certain tax matters

       12.1    -     Statement on Computation of ratio of earnings to fixed charges
                     (incorporated by reference to Exhibit 12.1 to Essex
                     Property Trust, Inc.'s Quarterly Report on Form 10-Q for
                     the quarter ended March 31, 1996)

       23.1**  -     Consent of KPMG Peat Marwick LLP

       23.2**  -     Consent of Morrison & Foerster LLP

       24.1**  -     Power of Attorney



(*) To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

(**)   Previously filed.

ITEM 17.       UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 5th day of June, 1996.

                                 ESSEX PROPERTY TRUST, INC.

                                 By:                /s/ Michael J. Schall
                                      ------------------------------------------
                                             Michael J. Schall
                                             Director, Executive Vice President
                                             and Chief Financial Officer
                                             (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


           SIGNATURE                                TITLE                               DATE
   ---------------------------   --------------------------------------------    --------------------
      /s/George M. Marcus*        Chairman of the Board of Directors                  June 5, 1996
   ---------------------------
        GEORGE M. MARCUS.

    /s/William A. Millichap*      Director                                            June 5, 1996
   ---------------------------
      WILLIAM A. MILLICHAP

     /s/Keith R. Guericke*        Chief Executive Officer and President               June 5, 1996
   ---------------------------
       KEITH R. GUERICKE          (Principal Executive Officer)



      /s/ Michael J. Schall       Director, Executive Vice President and              June 5, 1996
   ---------------------------
         MICHAEL J. SCHALL        Chief Financial Officer (Principal
                                  Financial Officer)

           /s/Mark Mikl*          Controller (Principal Accounting Officer)           June 5, 1996
   ---------------------------
              MARK MIKL

         /s/David W. Brady*       Director                                            June 5, 1996
   ---------------------------
           DAVID W. BRADY

        /s/Robert E. Larson*      Director                                            June 5, 1996
   ---------------------------
         ROBERT E. LARSON

        /s/Gary P. Martin*        Director                                            June 5, 1996
   ---------------------------
          GARY P. MARTIN

     /s/Issie N. Rabinovitch*     Director                                            June 5, 1996
   ---------------------------
       ISSIE N. RABINOVITCH

      /s/Thomas E. Randlett*      Director                                            June 5, 1996
   ---------------------------
         THOMAS E. RANDLETT

     */s/ Michael J. Schall
   ---------------------------
       MICHAEL. J. SCHALL
        ATTORNEY-IN-FACT

                                  EXHIBIT INDEX

  EXHIBIT
  NUMBER                           DESCRIPTION
 -----------    ----------------------------------------------------------

     3.1 Articles of Amendment and Restatement of Essex Property Trust, Inc., dated June 22, 1995 (incorporated by reference to Exhibit
                3.1 to Essex Property Trust, Inc.'s Quarterly Report on Form 10-Q for the quarter ending June 30, 1995)

     3.2 Bylaws of Essex Property Trust, Inc. (incorporated by reference to Exhibit 3.2 to Essex Property Trust, Inc.'s Registration Statement on Form S-11 (File No. 33-76578))

     4.1* Form of Certificate of Articles Supplementary for additional series of Preferred Stock or for other classes or series of Essex Property Trust, Inc.'s capital stock

     4.2*       Form of Warrant Agreement

     4.3*       Form of Deposit Agreement

     5.1**      Opinion of Morrison & Foerster LLP

     8.1** Opinion of Morrison & Foerster LLP relating to certain tax matters

     8.2 Opinion of Morrison & Foerster LLP relating to certain tax matters

    12.1 Statement on Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to Essex Property Trust, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1996)


    23.1**      Consent of KPMG Peat Marwick LLP


    23.2**      Consent of Morrison & Foerster LLP

    24.1**      Power of Attorney


- -----------------------

 (*) To be filed by amendment or incorporated by reference in connection with the offering of the applicable Offered Securities.

(**) Previously filed.

                                                                    EXHIBIT 8.2

                                  June 5, 1996



Essex Portfolio, L.P.
Essex Property Trust, Inc.
777 California Avenue
Palo Alto, CA 94304

Ladies and Gentlemen:

         We have acted as counsel for Essex Portfolio, L.P. (the "Partnership"), a California limited partnership, and Essex Property Trust, Inc. (the "General Partner"), a Maryland corporation and the general partner of the Partnership, in connection with the shelf registration statement file no. 333-2054 (the "Registration Statement") and certain federal income tax matters relating to the Partnership and the General Partner.

         You have requested our opinion as to whether, since the effective date of the Registration Statement, the Partnership has been classified as a partnership for federal income tax purposes rather than an association or a publicly traded partnership taxable as a corporation.

         In rendering our opinion, we have relied on the following documents (the "Reviewed Documents"):

         1. The Agreement of Limited Partnership of the Partnership (the "Partnership Agreement");

         2. The Articles of Incorporation of the General Partner dated March 11, 1994, and the amendments thereto to date;

         3. The Registration Statement;

         4. Representations made by the General Partner to Morrison & Foerster LLP in a letter dated May 31, 1996 concerning the operation of the Partnership; and
         5. Such other documents as may have been presented to us by the General Partner from time to time.

Essex Portfolio, L.P.
Essex Property Trust, Inc.
June 5, 1996
Page Two

         In general, the Internal Revenue Service and the courts have held that an association of investors organized as a partnership may be taxed as a corporation of the corporate characteristics of the entity are such that the entity more nearly resembles a corporation than a partnership or trust. In addition, the regulations state that a limited partnership will be treated as a partnership for federal income tax purposes unless more than two of the following four "major corporate characteristics" exist: (i) limited liability;
(ii) free transferability of interests; (iii) centralization of management; and
(iv) continuity of life. Treasury Regulations Section 301.7701-2(a)(3). We have concluded, based on the Reviewed Documents and on certain assumptions set forth below, that the Partnership has no more than two of the four major corporate characteristics. Therefore, we are of the opinion that, the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

         Section 7704 of the Code provides that a publicly traded partnership is taxable as a corporation, unless for each year of the partnership's existence at least 90 percent of its gross income consists of certain types of passive income. A publicly traded partnership is a partnership the interests in which are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof). Treasury Regulations promulgated pursuant to Code Section 7704 provide that interests in a partnership will not be treated as readily tradable on a secondary market (or the substantial equivalent thereof) if (i) all of the interests in the partnership were issued in a transaction or transactions not registered under the Securities Act of 1933; and (ii) the partnership does not have more than 100 partners at any time. Because the interests in the Partnership were not issued in a registered transaction, and the General Partner has represented that the Partnership has at all times had fewer than 100 partners, we are of the opinion that the Partnership does not constitute a publicly traded partnership taxable as a corporation.

         In forming our opinion, we have assumed the authenticity of original documents relied upon, the accuracy of copies and the genuineness of signatures. We have assumed that (i) the Partnership has an objective to carry on business for profit and divide the gains therefrom; (ii) on the date of this opinion and at all times in the future, the Partnership is and will continue to be a limited partnership; (iii) on the date of this opinion and at all times in the future, the General Partner is and will continue to be a general partner of the Partnership; (iv) the Partnership has taken, and will in the future continue to take, all actions necessary under the laws of California (and any other applicable jurisdiction) to permit it to conduct business in those states as a partnership as contemplated by the Partnership Agreement; and (v) the Partnership and the General Partner will be operated in accordance with the terms and provisions of the Partnership

Essex Portfolio, L.P.
Essex Property Trust, Inc.
June 5, 1996
Page Three

and the Company's Articles of Incorporation, respectively, as well as in the manner described in the Registration Statement. Further, we have assumed that the Partnership Agreement has been duly executed and the Certificates of Limited Partnership of the Partnership have been duly executed and filed.

         With respect to the representations of the General Partner as to the operations of the Partnership, which we have relied upon, we note that the tax consequences addressed herein may depend upon the actual occurrence of events in the future, which events may or may not be consistent with such representations. While we have reviewed such representations to ensure that they appear reasonable, we have no assurance that these expectations will ultimately prove to be accurate. To the extent the facts differ from those relied on herein, our opinion should not be relied upon.

         Our opinion is based on existing provisions of the Code, rules and regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change, possibly retroactively. Furthermore, changes in the statutes and regulations are continually being proposed. If enacted, such proposals could alter the opinion expressed herein. Moreover, an opinion of counsel is not binding on the Internal Revenue Service or on any court, and no assurance can be given that the Internal Revenue Service or the courts would take a position consistent with the opinion set forth herein. In issuing this opinion, we have taken into account Treasury Regulation Section 1.701-2.

         This opinion is limited to the matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement filed by the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,


                                                  /s/ Morrison & Foerster LLP

                           ESSEX PROPERTY TRUST, INC.
                              777 California Avenue
                               Palo Alto, CA 94304



                                 May 31, 1996



Morrison & Foerster LLP
345 California Street
San Francisco, CA  94104
ATTN:  Michael Powlen


         Re:      Essex Portfolio, L.P.,
                  a California Limited Partnership


Ladies and Gentlemen:

         In connection with your issuance of an opinion concerning the classification of Essex Portfolio, L.P. (the "Partnership"), a California limited partnership, as a partnership for federal income tax purposes rather than as an association or a publicly traded partnership taxable as a corporation, Essex Property Trust, Inc. ("General Partner"), a Maryland corporation and the general partner of the Partnership, makes the following representations of fact:

         1. The Partnership is organized and operated under the California Revised Limited Partnership Act and has at all times been operated in accordance with the Partnership's Agreement of Limited Partnership, dated as of March 15, 1994 (the "Partnership Agreement").

         2. To the best of my knowledge, at all times since formation of the Partnership, limited partners in the Partnership ("Limited Partners") have not individually or in the aggregate owned, directly, indirectly or constructively under Sections 267(b) or 707(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), more than 5% of the equity ownership of General Partner or its affiliates. During the term of the Partnership it is not expected that Limited Partners will at any time, individually or in the aggregate, own, directly, indirectly or constructively under Sections 267(b) or 707(b)(1) of the Code, more than 25% of the equity ownership of General Partner or its affiliates.

         3. General Partner exercises its decision-making authority under the Partnership Agreement independently of the Limited Partners. General Partner is not and will not be an

Morrison & Foerster
May 31, 1996
Page Two

agent of, and is not and will not be directly or indirectly controlled by, any of the Limited Partners.

         4. General Partner exercises its sole and absolute discretion in an independent manner in approving or denying transfers of limited partnership interests. No side agreement or tacit understanding exists or will exist that would impair General Partners' sole and absolute discretion in this regard. Moreover, General Partner intends to approve a transfer of a limited partnership interest in the Partnership only if the proposed transferee meets strict investment criteria established by General Partner. General Partner believes this representation imposes a meaningful restriction on the transferability of limited partnership interest, in light of the current capital market for real estate limited partnership interests.

         5. General Partner takes such steps as it determines to be advisable or necessary in order to preserve the tax status of the Partnership as an entity not taxable as a corporation. Such steps include, without limitation, prohibiting any amendment to the Partnership Agreement which would (a) allocate to General Partner less than a 1% share of each item of partnership income, loss, deduction and credit, (b) liberalize the transfer restrictions in the Partnership Agreement, or (c) prevent the Partnership from legally terminating and dissolving upon the withdrawal, adjudication of bankruptcy or dissolution and liquidation of the General Partner, unless the Limited Partners unanimously consent in writing to continue the Partnership and admit one or more general partners.

         6. The Partnership has and will have fewer than 100 partners at all times during the term of the Partnership.

                                         ESSEX PROPERTY TRUST, INC.


                                         By: /s/ MICHAEL J. SCHALL
                                            ------------------------------------
                                                 Michael J. Schall
                                         Its: Executive Vice President and Chief
                                              Financial Officer